EXHIBIT 10.4


                                    CREDIT AGREEMENT


         THIS CREDIT AGREEMENT made and entered into as of June 1, 2000 (the "Effective Date"), by and among RDO FINANCIAL SERVICES CO., a North Dakota corporation (the "Borrower"), whose address is 1500 Radisson Tower, 201 5th Street, Fargo, North Dakota 58102, NORWEST BANK NORTH DAKOTA, N.A., a national banking association whose address is 406 Main Avenue, Fargo, North Dakota 58126, as a lender hereunder ("Norwest") and AG CAPITAL COMPANY, a Delaware corporation, whose address is 1500 Radisson Tower, 201 North 5th Street, Fargo, North Dakota 58102, as a lender hereunder and as agent for all the lenders hereunder (the "Agent") (Norwest and Agent are sometimes hereunder individually referred to as a "Lender", and collectively referred to as "Lenders").

                                    RECITALS

         1. The Borrower wishes to borrow funds from the Lenders and the Lenders wish to make loans and advances to the Borrower; and

         2. The Borrower and the Lenders mutually desire to set forth the terms under which the Lenders will extend credit to the Borrower and make such loans and advances.

         NOW, THEREFORE, for and in consideration of the loans and advances to be made by the Lenders to the Borrower hereunder, the mutual covenants, promises and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lenders agree as follows:

                                 1. DEFINITIONS

         The following terms when used in this Credit Agreement shall, except where the context otherwise requires, have the following meanings both in the singular and plural forms thereof:

         "ACC" means Ag Capital Company, a Delaware corporation.

         "Advance" means any advance by the Lenders made under the Receivable Commitment.

         "Affiliate" means any corporation, association, partnership, joint venture or other business entity directly or indirectly controlling or controlled by, or under direct or indirect common control of, the Borrower or any of its Subsidiaries.

         "After Tax Net Income" means the after tax net income of the Borrower and its Subsidiaries but excluding the Borrower's corporate parents (as determined on a consolidated basis) in accordance with GAAP.

         "Agent" means ACC in its capacity as agent hereunder, and any successor agent appointed pursuant to Section 9.15(j).


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         "Assignee" has the meaning set forth in Section 9.14.

         "Borrower" means RDO Financial Services Company, a North Dakota corporation.

         "Business Day" means any day on which all of the Lenders are open for the transaction of business of the kind contemplated by this Credit Agreement.

         "Change of Control" means the occurrence of any of the following circumstances:

         (a) any person or two or more persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 25% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or

         (a) during any period, whether commencing before or after the date hereof, the membership of the Board of Directors of the Borrower changes for any reason (other than by reason of death, disability, or scheduled retirement) so that the majority of the Board of Directors is made up of persons who were not directors at the beginning of such period.

         "Collateral" means all of the assets of the Borrower or any other party in which the Lenders hold a security interest pursuant to any of the Loan Documents.

         "Credit Agreement" means this Credit Agreement, as originally executed and as may be amended, modified, supplemented, or restated from time to time by written agreement between the Borrower and the Lenders.

         "Credit and Collection Policy" means the Borrower's policies and procedures for the origination, servicing, collection and enforcement of its financial assets.

         "Debt" means (i) all items of indebtedness or liability that, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet as of the date of which Debt is to be determined; (ii) indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by the Person whose Debt is being determined, whether or not the indebtedness secured thereby shall have been assumed; (iii) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person, and (iv) guaranties, endorsements (other than for purposes of collection in the ordinary course of business) and other contingent obligations in respect of, or to purchase or otherwise acquire, indebtedness of others.

         "Default" means any event which if continued uncured would, with notice or lapse of time or both, constitute an Event of Default.

         "Eligible Receivables" means all Eligible Retail Receivables and all Eligible Store Receivables.


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         "Eligible Foreign Receivables" means only such loans, retail installment contracts or other indebtedness originated by RDOE prior to the date of this Credit Agreement and owned by the Borrower, whether constituting chattel paper, an instrument, an account or general intangible owed by any Person outside the United States of America as the Majority Lenders, in their sole discretion, shall deem eligible. Without limiting the discretion of the Majority Lenders to consider any foreign receivable not to be an Eligible Foreign Receivable, and by way of example only of types of foreign receivables that the Majority Lenders will consider not to be Eligible Foreign Receivables, notwithstanding any earlier classification of eligibility, the following foreign receivables shall not be considered Eligible Foreign Receivables: (i) any foreign receivable which is more than 90 days past due on any installment; (ii) any foreign receivable as to which any warranty is breached; (iii) any foreign receivable as to which the account debtor or other obligor disputes liability or makes any claim; (iv) any foreign receivable owed by any officer, director or shareholder of the Borrower or any of their relatives or any partnership, corporation, association, joint venture or other business entity wholly or partly owned or controlled directly or indirectly by any of them or any of their relatives; (v) any foreign receivable owed by any Person as to whom a petition in bankruptcy or other application for relief is filed under any bankruptcy, reorganization, receivership, moratorium, insolvency or similar law; (vi) any foreign receivable owed by any Person who makes an assignment for the benefit of creditors, becomes insolvent, fails, suspends business, or goes out of business;
(vii) any foreign receivable owed by any Person if 10% or more in amount of receivables owed by such Person to the Borrower are considered ineligible;
(viii) consignment receivables; (ix) bonded receivables; (x) any foreign receivable constituting a retainage; (xi) any foreign receivable for goods which have not been shipped or work which has not been fully performed; (xii) any foreign receivable which is not 100% guaranteed by RDOE in form and substance and on terms and conditions acceptable to the Majority Lenders; (xiii) any foreign receivable owed by any Person with whose creditworthiness the Majority Lenders become dissatisfied; and (xiv) any foreign receivable not subject to the lockbox agreement referred to in Section 6.14 of this Credit Agreement.

         In the event the Borrower owes any amount to any Person that owed a foreign receivable to the Borrower, such amount owed by the Borrower shall be deducted from that portion of the foreign receivable which would otherwise qualify as an Eligible Foreign Receivable and only the difference thereof shall be considered an Eligible Foreign Receivable. No foreign receivable which does not qualify as a Eligible Foreign Receivable shall be considered a Foreign Eligible Receivable unless the Majority Lenders, upon the written request of the Borrower, state in writing that such foreign receivable is to be considered an Eligible Foreign Receivable.

         "Eligible Retail Receivables" means only such loans, retail installment contracts or equipment leases originated by RDOE and owned by the Borrower, whether constituting chattel paper, an instrument, an account or general intangible owed by any Person as the Majority Lenders, in their sole discretion, shall deem eligible. Without limiting the discretion of the Majority Lenders to consider any retail receivable not to be an Eligible Retail Receivable, and by way of example only of the types of retail receivables that the Majority Lenders will not consider to be Eligible Retail Receivables, notwithstanding any earlier classification of eligibility, the following retail receivables shall not be considered Eligible Retail Receivables: (i) any retail


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receivable which is more than 120 days past due on any installment; (ii) any retail receivable as to which any warranty is breached; (iii) any retail receivable as to which the account debtor or other obligor disputes liability or makes any claim; (iv) any retail receivable owed by any officer, director or shareholder of the Borrower or any of their relatives or any partnership, corporation, association, joint venture or other business entity wholly or partly owned or controlled directly or indirectly by any of them or any of their relatives; (v) any retail receivable owed by any Person as to whom a petition in bankruptcy or other application for relief is filed under any bankruptcy, reorganization, receivership, moratorium, insolvency or similar law; (vi) any retail receivable owed by any Person who makes an assignment for the benefit of creditors, becomes insolvent, fails, suspends business, or goes out of business;
(vii) any retail receivable owed by any Person if 10% or more in amount of receivables owed by such Person to the Borrower are considered ineligible;
(viii) consignment receivables; (ix) any retail receivable which is the subject matter of any suit or proceeding, or threatened suit or proceeding, before any court or governmental department, commission, board, bureau, agency or instrumentality; (x) any retail receivable which does not satisfy the underwriting requirements of the Borrower as set forth in Exhibit "A" to this Credit Agreement; (xi) any retail receivable for goods which have not been shipped or work which has not been fully performed; (xii) any retail receivable owed by any Person outside the United States of America, unless such receivable is fully supported by an irrevocable letter of credit issued or confirmed by a commercial bank in the United States of America that is acceptable to the Majority Lenders, which letter of credit is assigned to the Lenders, all in form and substance acceptable to the Majority Lenders; (xiii) any retail receivable owed by any Person with whose creditworthiness the Majority Lenders become dissatisfied; (xiv) any retail receivable in which the Lenders do not have a perfected security interest constituting a first lien; (xv) any retail receivable not subject to the lockbox agreement referred to in Section 6.14 of this Credit Agreement.

         In the event the Borrower owes any amount to any Person that owed a retail receivable to the Borrower, such amount owed by the Borrower shall be deducted from that portion of the retail receivable which would otherwise qualify as an Eligible Retail Receivable and only the difference thereof shall be considered an Eligible Retail Receivable. No retail receivable which does not qualify as a Eligible Retail Receivable shall be considered a Eligible Retail Receivable unless the Majority Lenders, upon the written request of the Borrower, state in writing that such retail receivable is to be considered an Eligible Retail Receivable.

         "Eligible Repossessed Inventory" means all inventory and equipment subject to an Eligible Receivable which has been repossessed by or on behalf of the Borrower, valued at fair market value as the Majority Lenders, in their sole discretion, shall deem eligible. Without limiting the discretion of the Majority Lenders to consider any repossessed inventory not to be Eligible Repossessed Inventory, and by way of example only of types of repossessed inventory that the Majority Lenders will consider not to be Eligible Repossessed Inventory, notwithstanding any earlier classification of eligibility, the following types of repossessed inventory shall not be considered Eligible Repossessed Inventory:
(i) any repossessed inventory that is not in the Borrower's physical possession or control or in the physical possession and control of RDOE, as agent for the Borrower; (ii) any repossessed inventory which is obsolete or not useable by the Borrower; (iii) any repossessed inventory not held for sale by the Borrower, or by RDOE on behalf of the Borrower, in the ordinary course of business or which is not saleable


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in the ordinary course of business; (iv) any repossessed inventory in which the
Lenders do not have a first perfected security interest; (v) any repossessed inventory not physically located within the lower 48 states of the United States of America; and (vi) any repossessed inventory in transit.

         "Eligible Store Receivables" means only such Succe$$Link program receivables originated by RDOE (or the Borrower) and owned by the Borrower, whether constituting chattel paper, an instrument, an account or general intangible owed by any Person as the Majority Lenders, in their sole discretion, shall deem eligible. Without limiting the discretion of the Majority Lenders to consider any store receivable not to be an Eligible Store Receivable, and by way of example only of types of store receivables that the Majority Lenders will consider not to be Eligible Store Receivables, notwithstanding any earlier classification of eligibility, the following store receivables shall not be considered eligible store receivables: (i) any store receivable which is more than 120 days past due on any installment; (ii) any store receivable as to which any warranty is breached; (iii) any store receivable as to which the account debtor or other obligor disputes liability or makes any claim; (iv) any store receivable owed by any officer, director or shareholder of the Borrower or any of their relatives or any partnership, corporation, association, joint venture or other business entity wholly or partly owned or controlled directly or indirectly by any of them or any of their relatives; (v) any store receivable owed by any Person as to whom a petition in bankruptcy or other application for relief is filed under any bankruptcy, reorganization, receivership, moratorium, insolvency or similar law; (vi) any store receivable owed by any Person who makes an assignment for the benefit of creditors, becomes insolvent, fails, suspends business, or goes out of business; (vii) any store receivable owed by any Person if 10% or more in amount of accounts receivable owed by such Person to the Borrower are considered ineligible; (viii) consignment receivables; (ix) any store receivable which is the subject matter of any suit or proceeding, or threatened suit or proceeding, before any court or governmental department, commission, board, bureau, agency or instrumentality; (x) any store receivable which does not satisfy the underwriting requirements of the Borrower as set forth in Exhibit "A" to this Credit Agreement; (xi) any store receivable for goods which have not been shipped or work which has not been fully performed;
(xii) any store receivable owed by any Person outside the United States of America, unless such receivable is fully supported by an irrevocable letter of credit issued or confirmed by a commercial bank in the United States of America that is acceptable to the Majority Lenders, which letter of credit is assigned to the Lenders, all in form and substance acceptable to the Majority Lenders;
(xiii) any store receivable owed by any Person with whose creditworthiness the Majority Lenders become dissatisfied; and (xiv) any store receivable not subject to the lockbox agreement referred to in Section 6.14 of this Credit Agreement.

         In the event the Borrower owes any amount to any Person that owed a store receivable to the Borrower, such amount owed by the Borrower shall be deducted from that portion of the store receivable which would otherwise qualify as an Eligible Store Receivable and only the difference thereof shall be considered an Eligible Store Receivable. No store receivable which does not qualify as a Eligible Store Receivable shall be considered a Eligible Store Receivable unless the Majority Lenders, upon the written request of the Borrower, state in writing that such store receivable is to be considered an Eligible Store Receivable.


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         "Environmental Laws" has the meaning set forth in Section 5.17.

         "Equity Ratio" means the ratio of the total equity of the Borrower and its Subsidiaries (but excluding the Borrower's corporate parents) to the total assets of the Borrower and its Subsidiaries (but excluding the Borrower's corporate parent), as determined on a consolidated basis in accordance with GAAP.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and as may be further amended from time to time, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect.

         "Event of Default" means any event of default described in Section 8 hereof.

         "GAAP" means the generally accepted accounting principles in the United States in effect from time to time including, but not limited to, Financial Accounting Standards Board (FASB) Standards and Interpretations, Accounting Principles Board (APB) Opinions and Interpretations, and certain other accounting principles which have substantial authoritative support.

         "Hazardous Substance" has the meaning set forth in Section 5.17 hereof.

         "Lenders" means Ag Capital Company, a Delaware corporation, and Norwest Bank North Dakota, N.A., a national banking association, or their respective successors and assigns.


         "LIBOR" for any Business Day during any calendar month means the quoted rate of interest per annum determined by the British Bankers Association as the average of interbank offered rates for dollar deposits to be the arithmetic mean in the London market based on quotations at sixteen (16) major banks (rounded upward, if necessary, to the nearest 1/100th of 1%).

         "Lien" means any lien, security interest, pledge, mortgage, statutory or tax lien, or other encumbrance of any kind whatsoever (including without limitation, the lien or retained security title of a conditional vendor), whether arising under a security instrument or as a matter of law, judicial process or otherwise or by an agreement of the Borrower to grant any lien or security interest or to pledge, mortgage or otherwise encumber any of its assets.

         "Loan" means the Receivable Loan.

         "Loan Documents" means this Credit Agreement, the Subject Notes and the Security Agreement, lockbox agreement and such other documents as the Lenders may reasonably require as security for, or otherwise executed in connection with, any loan hereunder, all as originally executed and as may be amended, modified or supplemented from time to time by written agreement between the parties thereto.

         "Majority Lenders" means Lenders with an aggregate Percentage of at least 66-2/3%.


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         "Material Adverse Occurrence" means any occurrence which materially adversely affects the present or prospective financial condition or operations of the Borrower, or which impairs, or may impair, in the reasonable judgment of the Majority Lenders, the ability of the Borrower to perform its obligations under the Loan Documents.

         "Maturity" of the Subject Notes means the earlier of (a) the date on which the Subject Notes becomes due and payable upon the occurrence of an Event of Default; or (b) (i) June 30, 2001, unless extended in writing by all the parties hereto in their sole discretion.

         "Percentage" means, as to any Lender, the percentage derived by dividing such Lender's Receivable Commitment by the sum of all Lenders' Receivable Commitments.

         "Person" means any natural person, corporation, firm, association, government, governmental agency or any other entity, whether acting in an individual fiduciary or other capacity.

         "RDOE" means RDO Equipment Company, a Delaware corporation and its subsidiaries.

         "Receivable Borrowing Base" means at any time the lesser of (a) $20,000,000 or (b) the sum of (i) ninety percent (90%) of the Borrower's Eligible Retail Receivables; (ii) eighty-five percent (85%) of the Borrower's Eligible Store Receivables; (iii) seventy-five percent (75%) of the Borrower's Eligible Foreign Receivables; and (iv) the lesser of (A) seventy-five percent (75%) of the Borrower' Eligible Repossessed Inventory or (B) the sum of $500,000.

         "Receivable Borrowing Base Certificate" means the certificate in the form attached hereto which sets forth the Receivable Borrowing Base as of the date indicated thereon.

         "Receivable Commitment" means the maximum principal amount each Lender is obligated to extend as part of the Advances up to the amount set forth next to the signature line of each such Lender hereto.

         "Receivable Loan" means, at any date, the aggregate amount of all Advances made by the Lenders pursuant to Section 2 hereof.

         "Receivable Note(s)" means, individually or collectively, the Receivable Note(s), dated June 1, 2000, made by the Borrower payable to the order of each of the Lenders, the aggregate original principal amount of which is Twenty Million Dollars ($20,000,000), and the individual original principal amount of which is the Receivable Commitment of the applicable Lender, together with all extensions, renewals, modifications, substitutions and changes in form thereof effected by written agreement between the Borrower and all of the Lenders.

         "Regulatory Change" means any change after the date hereof in any (or the adoption after the date hereof of any new) (a) Federal or state law or foreign law applying to any of the Lenders (or any such Lender's successors or assigns); or (b) regulation, interpretation, directive or request (whether or not having the force of law) applying or in the reasonable opinion of the Lenders (or their successors or assigns) applicable to, the Lenders (or their successors or assigns) of any


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court or governmental authority charged with the interpretation or administration of any law referred to in clause (a) of this definition or of any fiscal, monetary, or other authority having jurisdiction over the Lenders (or their successors or assigns).

         "Security Agreement" means the Security Agreement, dated May 31, 2000, executed by the Borrower in favor of the Lenders, and such other previously executed security agreements, as originally executed and as may be amended, modified or supplemented from time to time by written agreement between the Borrower and the Lenders.

         "Subject Note(s)" means the Receivable Note(s).

         "Subsidiary" means any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Borrower and/or one or more Subsidiary or Affiliate.

         "Succe$$Link" means the program operated by the Borrower, for the benefit of RDOE's customers, which program consists of a revolving line of credit/open item account used for the purchase of parts, service and short-term rental of equipment from RDOE by its various customers.

         "Termination Date" means the earlier of (a) June 30, 2001 (unless extended in writing by the parties hereto in their sole discretion); or (b) the date upon which the Lenders' willingness to consider making Advances is terminated pursuant to Section 2.7.

                             2. THE RECEIVABLE LOAN

         2.1. Committed Receivable Loans. Subject to the Conditions of Lending set forth in Section 4 hereof and the other terms and conditions set forth in this Credit Agreement, each Lender severally agrees to make Advances to the Borrower up to its Receivable Commitment from time to time from the date of this Credit Agreement through the Termination Date; provided, however, that such Lender shall not be obligated to make any such Advance, if after giving effect to such Advance, the aggregate outstanding principal amount of all Advances would exceed the then current Receivable Borrowing Base. Within the limits set forth above, the Borrower may borrow, repay and request additional Advances under the Receivable Notes.

         2.2. The Receivable Note(s). All Advances pursuant to the Receivable Commitments shall be evidenced by, and the Borrower shall repay such Advances to each Lender in accordance with, the terms of the Receivable Note(s).

         2.3. Records of Advances and Payments. The aggregate amount of all unpaid Advances made pursuant to the Receivable Commitments set forth on the records of the Lenders shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Receivable Note(s).


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         2.4. Payments and Interest on the Receivable Note.

         (a) The Borrower agrees to pay interest on the outstanding principal amount of the Receivable Note(s) from the date hereof until paid in full at a rate per annum equal to the one month LIBOR plus 240 basis points, determined two (2) Business Days prior to the first Business Day of the then current calendar week and fixed until the first Business Day of the following calendar week.

         (a) After the date hereof, interest accrued on the Receivable Note(s) through the end of each calendar month shall be payable on the first (1st) day of the following calendar month, commencing July 1, 2000, and at Maturity, when the entire outstanding principal amount and accrued interest shall be due and payable. Interest accrued after Maturity shall be payable upon demand.

         (a)      [Intentionally omitted].

         (a) The Borrower shall also be required to immediately pay such amount of principal outstanding on the Receivable Note(s) as is necessary to cause the aggregate amount outstanding thereon to not exceed the amount of the Receivable Borrowing Base set forth on the most recent Receivable Borrowing Base Certificate dated no more than 7 days prior unless such amount outstanding is not greater than the most recently submitted Receivable Borrowing Base Certificate.

         2.5.     Manner of Borrowing.

(a) The Borrower shall give the Agent written or telephonic notice of each requested Advance under the Receivable Commitment by not later than 12:00 p.m. (Minneapolis time) on the date such Advance is to be made.

(b) Any request for an Advance under the Receivable Loan shall be deemed a representation by the Borrower that the amount of the requested Advance, when added to the Receivable Loan outstanding amount, would not exceed the Receivable Borrowing Base. If the Receivable Loan outstanding amount shall at any time exceed the Receivable Borrowing Base, the Borrower shall immediately prepay Advances in the amount equal to such excess, without notice or demand by the Lenders.

(a) Upon receipt of notice of a request for an Advance described in Section 2.5(a) above, the Agent will promptly notify each Lender thereof and of the amount of such Lender's Percentage of such Advance.

(a) Each Lender will make the amount of its Percentage of such Advance available to the Agent for the account of the Borrower at the Agent's office by 2:00 p.m. (Minneapolis time) on the date requested for such Advance. The proceeds of all such requested Advances will then be made available to the Borrower by the Agent by deposit thereof to an account designated by the Borrower or as otherwise indicated in the Borrower's corresponding request;


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         provided, that the initial Advances hereunder shall be used to replace, but not satisfy, those certain promissory notes given by the Borrower to the Lender's dated July 15, 1999.

(a) Unless the Agent shall have received notice from a Lender with respect to any Advance, prior to any proposed Advance, that such Lender will not make available to the Agent as and when required hereunder for the account of the Borrower the amount of that Lender's Percentage of such Advance, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the date required and the Agent may (but shall not be so required to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, the Lender shall on the next Business Day following the date of such Advance make such amount available to the Agent, together with interest as payable under the Receivable Notes for and determined as of each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this paragraph shall be conclusive, absent manifest error. If such amount is not made available to the Agent on the next Business Day following the date of the Advance, the Agent shall notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Advance, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Advance.

(a) The failure of any Lender to make its Percentage of any Advance as required shall not relieve any other Lender of any obligation hereunder to make its Percentage of any Advance, but no Lender shall be responsible for the failure of any other Lender to make its Percentage of any Advance to be made by such other Lender on any date.

(a) If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of any part of any Advance made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Percentage of such Advance (or other share contemplated hereunder) of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith (a) notify the Agent of such fact, and (b) purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such Lender's percentage (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this paragraph may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 9.16) with respect to such participation as fully as if such Lender were the direct creditor of the borrower in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this paragraph and will in each case notify the Lenders following any such purchases or repayments.

(a) All Advances and repayments shall be effected so that after giving effect thereto all Loans shall be pro rata among the Lenders according to their Percentages.

         2.6. Payments. Any other provision of this Credit Agreement to the contrary notwithstanding, the Borrower shall make all payments of interest on and principal of the Receivable Note(s) to the Agent for the ratable account of the Lenders at the Agent's office shown on the first page hereof (or to such other locations as may from time to time be specified by the Agent). The Agent will promptly distribute to each Lender its percentage of such payment in like funds received.

         2.7. Termination. The obligation of the Lenders' to make Advances under the Receivable Commitment shall terminate:

(a) Upon receipt by the Lenders of three (3) days' written notice of termination from the Borrower given at any time when no amount is outstanding under the Receivable Note;

(a) Immediately and without further action upon the occurrence of an Event of Default of the nature referred to in Subsection 8.10; or

(a) Immediately when any Event of Default (other than one of the nature specified in Subsection 8.10) shall have occurred and be continuing and either (i) the Majority Lenders shall have demanded payment of the Receivable Note(s) or (ii) the Majority Lenders shall elect to terminate any such future consideration by giving notice to Borrower.


                              3. GENERAL PROVISIONS

         3.1. Computation of Interest.

(a) All computations of interest on the outstanding principal amount of each

         Subject Note shall be computed on the basis of a year comprised of 360 days to the extent such interest is computed based on LIBOR. Each change in the interest rate payable on each Subject Note due to a change in LIBOR shall take place simultaneously with the corresponding change in LIBOR. Whenever any payment to be made by or to the Lenders or other holder(s) of any Subject Note shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in computing the fees or interest payable on such next succeeding Business Day.

(a) No provision of this Credit Agreement or any Subject Note shall require the payment or permit the collection of interest in excess of the rate permitted by applicable law.

         3.2. Late Payment. Notwithstanding anything to the contrary herein, the Borrower shall be obligated to pay the greater of 1% of the past due amount or $25.00 with respect to any installment on any Subject Note paid after the date it is due, to compensate Lenders for the administrative expenses associated with such past-due payments, subject to the maximum allowable late payment under North Dakota law.

         3.3. Security. The indebtedness, liabilities and other obligations of the Borrower to the Lenders under each Subject Note and this Credit Agreement are secured by, inter alia, security interests granted pursuant to all security interests, liens and mortgages heretofore or hereafter granted by the Borrower to the Lenders as security for the obligations to the Lenders.

         3.4.     [Intentionally omitted]

         3.5. Increased Costs. If any Regulatory Change or other change in any existing law, rule or regulation or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency shall subject the Lender or one or more of its sources of financing to increased costs, the Borrower shall pay to the Lenders within fifteen (15) days of demand therefor, Borrower's pro rata share (based on the amount of all loans outstanding from the Lenders) of any such amount required to compensate the Lenders or such other Persons for such costs.

         3.6. Collateral Allocation. To the extent the Lenders receive proceeds of any Collateral after the exercise of remedies provided for in Section 8.2 it shall be applied first to any obligations of the Borrower relating to or arising under the Receivable Note(s) and Loan, and then to all the other obligations to the Lenders under the Loan Documents.

         3.7. Loan Agreement Reference. Any reference in any Subject Note to any Loan Agreement or Credit Agreement shall be deemed to be a reference to this Credit Agreement, as it may from time to time be amended, modified, supplemented or restated. Any conflict between the terms of any Subject Note, and the terms of this Credit Agreement shall be resolved in favor of the terms of this Credit Agreement.

                            4. CONDITIONS OF LENDING

         4.1. Conditions Precedent. This Credit Agreement and the Lenders' obligations hereunder are subject to receipt, on or prior to the date hereof, by the Lenders of the following, each to be in form and substance satisfactory to all the Lenders, unless all the Lenders waive receipt of any of the following in writing:

(a) This Credit Agreement and the Subject Notes each appropriately completed and duly executed by the Borrower;

(a) The Security Agreement and corresponding financing statement(s) appropriately completed and duly executed by the Borrower;

(a) A current UCC financing statement search, federal and state tax lien search, judgment and bankruptcy search, reflecting results satisfactory to the Lenders, on the Borrower from the appropriate filing offices as required by the Lenders;

(a) A Certificate of Good Standing for the Borrower issued by the Secretary of State in all states where the Borrower is qualified to do business;

(a) A copy of the Borrower's Bylaws, together with all amendments, certified by the Secretary of the Borrower to be a true and correct copy thereof;

(a) A copy of the Articles of Incorporation of the Borrower, together with all amendments, certified by the Secretary of State of the state of the Borrower's incorporation to be a true and correct copy thereof;

(b) A certified copy of the resolutions of the Board of Directors of the Borrower authorizing or ratifying the transactions contemplated hereby, and the execution, delivery and performance of the Loan Documents, and designating the officers authorized to execute the Loan Documents to which the Borrower is a party and to perform the obligations of the Borrower thereunder;

(a) A certificate of the Secretary of the Borrower certifying the names of the officers authorized to execute the Loan Documents, together with a sample of the true signature of each such officer;

(a) A favorable opinion of counsel for the Borrower, satisfactory to the Lenders, as to the matters set forth in Subsections 5.1, 5.2, 5.3, 5.5,
         5.7 and 5.9 together with an opinion that the Eligible Store Receivables do not constitute chattel paper, as defined by the Uniform Commercial Code, except for obligations under rental or credit purchase agreements for goods.

(a) Policies or certificates of insurance evidencing insurance coverage required under this Credit Agreement and any other of the Loan Documents;

(a) A completed Receivable Borrowing Base Certificate dated as of the last Business Day of the last day of the week most recently ended prior to the date hereof and a completed Receivable Borrowing Base Certificate dated as of the last day of the month most recently ended prior to the date hereof;

(a) An intercreditor agreement among the Lenders and Associates Leasing, Inc., and Associates Commercial Corporation, all on terms and conditions satisfactory to the Lenders;

(a) Evidence that RDOE (but not RDOE's subsidiaries) has guaranteed all Eligible Foreign Receivables, whether now owned by Borrower or hereafter acquired, in form and substance and on terms and conditions acceptable to the Lenders; and

(a) Such other documents, information and actions as any Lender may reasonably request.

         4.2. Conditions Precedent to all Loans and Advances. The obligation of the Lenders to make any Loan or Advance hereunder, including the initial Loans or Advances, is subject to the satisfaction of each of the following, unless waived in writing by the Majority Lenders:

(a) The representations and warranties set forth in Section 5 are true and correct in all material respects on the date hereof and on the date of any Loan or Advance (as if made on the date of such Loan or Advance, except to the extent that such representations and warranties expressly relate solely to an earlier date).

(a)      No Default or Event of Default shall have occurred and be continuing.

(a) No litigation, arbitration or governmental investigation or proceeding shall be pending, or, to the knowledge of the Borrower, threatened, against the Borrower or affecting the business or operations of the Borrower which was not previously disclosed to the Lenders and which, if determined adversely to the Borrower, would have a material adverse effect on the operation or financial condition of the Borrower.

(a) No Default or Event of Default shall result from the making of any such Loan or Advance.

(a)      No Material Adverse Occurrence shall have occurred and be continuing.

(a) Each request for a Loan or Advance and each acceptance of the proceeds of such request by the Borrower shall constitute a representation and warranty by the Borrower that on the date of acceptance of such proceeds (both immediately before and after giving effect to such acceptance) the statements made in Section 5 are true and correct with the same effect as if then made, except to the extent such statements expressly relate solely to an earlier date.

                        5. REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lenders as follows:

         5.1. Organization, etc. The Borrower is a corporation validly organized and existing and in good standing under the laws of the State of North Dakota, has full power and authority to own its property and conduct its business substantially as presently conducted by it and is duly qualified and licensed to do business and is in good standing as a foreign corporation in each other jurisdiction where the nature of its business makes such qualification or licensing necessary. The Borrower has full power and authority to enter into and perform its obligations under the Loan Documents and to obtain the loans and Advances hereunder.

         5.2. Due Authorization. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any governmental agency or authority or any approval or consent of any other Person (including, without limitation, any stockholder) do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Borrower's Articles of Incorporation or Bylaws, any agreement binding on or applicable to the Borrower or any of its property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Borrower or of any of its property and will not result in the creation or imposition of any Lien on any of its property pursuant to the provisions of any agreement binding on or applicable to the Borrower or any of its property except pursuant to the Loan Documents.

         5.3. Validity of the Loan Documents. The Loan Documents to which the Borrower is a party are the legal, valid and binding obligations of the Borrower and are enforceable in accordance with their terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws, rulings or decisions at the time in effect affecting the enforceability of rights of creditors generally and to general equitable principles which may limit the right to obtain equitable remedies.

         5.4. Financial Information. The financial statements of the Borrower furnished to the Lenders have been and will be prepared in accordance with GAAP consistently applied by the Borrower and present fairly the financial condition of the Borrower as of the dates thereof and for the periods covered thereby. The Borrower is not aware of any contingent liabilities or obligations which would, upon becoming non-contingent liabilities or obligations, be a Material Adverse Occurrence. Since the date of the most recent such statements, neither the condition (financial or otherwise), the business nor the properties of the Borrower have been materially and adversely affected in any way.

         5.5. Litigation, Other Proceedings. Except as previously disclosed to and approved of in writing by the Lenders, there is no action, suit or proceeding at law or equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its property, which is reasonably likely to result in a Material Adverse Occurrence; and the Borrower is not in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, where such default would be a Material Adverse Occurrence.

         5.6. Title to Assets. Except for Liens permitted by Section 7.2, the Borrower has good and marketable title to all of its assets, real and personal.

         5.7. Lien Priority. The Liens created by the Security Agreement are attached and first, perfected Liens on the Collateral.

         5.8. Guarantees and Indebtedness. Except as disclosed on financial statements of the Borrower furnished to the Lenders, the Borrower is not a party to any material contract of guaranty or suretyship and none of its assets is subject to any contract of that nature and the Borrower is not indebted to any other party, except the Lenders under this Credit Agreement and as permitted under Section 7.3.

         5.9. Margin Stock. No part of any loan or Advance hereunder shall be used at any time by the Borrower to purchase or carry margin stock (within the meaning of Regulation G, T, U or X promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock. No part of the proceeds of any loan or Advance hereunder will be used by the Borrower for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

         5.10. Taxes. The Borrower has filed all federal, state and other income tax returns which are required to be filed through the date of this Credit Agreement and has paid all taxes as shown on said returns, and all taxes due or payable without returns and all assessments received to the extent such taxes and assessments have become due. All tax liabilities of the Borrower are adequately provided for on its books, including interest and penalties. No income tax liability of a material nature has been asserted by taxing authorities for taxes in excess of those already paid. The Borrower has made all required withholding deposits.

         5.11. Accuracy of Information. All factual information furnished by or on behalf of the Borrower to the Lenders for purposes of or in connection with this Credit Agreement or any transaction contemplated by this Credit Agreement is, and all other such factual information furnished by or on behalf of the Borrower to the Lenders in the future, will be true and accurate in every material respect on the date as of which such information is dated or certified. No such information contains any material misstatement of fact or omits any material fact or any fact necessary to prevent such information from being misleading.

         5.12. Material Agreements. The Borrower is not a party to any agreement or instrument or subject to any restriction that materially and adversely affects its business, property or assets, operations or condition (financial or otherwise).

         5.13. Defaults. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any: (a) agreement to which such entity is a party, which default might have a material adverse effect on the business, properties or assets, operations, or condition (financial or otherwise) of the Borrower; or (b) instrument evidencing any indebtedness or under any agreement relating to such indebtedness.

         5.14. ERISA. (a) No Reportable Event has occurred and is continuing with respect to any Plan; (b) the Pension Benefit Guaranty Corporation or any successor entity has not instituted proceedings to terminate any Plan; and (c) each Plan of the Borrower has been maintained and funded in all material respects in accordance with its terms and with ERISA. All undefined capitalized terms used in this Section shall have the meanings ascribed to them in ERISA.

         5.15. Financial Status. The Borrower is not insolvent (as such term is defined in Section 101(32) of the United States Bankruptcy Code of 1978, as amended or Minnesota Statutes Section 513.42, as amended or other relevant state statutes) and will not be rendered insolvent (as such term is defined in Section 101(32) of the United States Bankruptcy Code of 1978, as amended or Minnesota Statutes Section 513.42, as amended or other relevant state statutes) by execution of this Credit Agreement or any other of the Loan Documents, or consummation of the transactions contemplated thereby.

         5.16. Survival of Representations. All representations and warranties contained in this Section 5 shall survive the delivery of the Notes and the making of the Loans and Advances evidenced thereby and any investigation at any time made by or on behalf of Lenders shall not diminish its rights to rely thereon.

         5.17. Environmental Matters.

(a) Definitions. As used in this Credit Agreement, the following terms shall have the following meanings:

(i) "Environmental Law" means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

(i) "Hazardous Substances" means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

(i) "Premises" means all premises where the Borrower conducts its business and has any rights of possession.

(a) To the Borrower's best knowledge, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any liability or obligation for either the Borrower or the Lenders under common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such liability.

(a) There are not and there never have been any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or the Borrower, alleging liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the Borrower's best knowledge, no such matter is threatened or impending.

(b) To the Borrower's best knowledge, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

         5.18. Subsidiaries. The Borrower has the Subsidiaries listed on the financial statements previously delivered to the Lenders. Borrower has informed the Lenders of any Subsidiaries acquired after the date hereof as permitted by this Credit Agreement.

                            6. AFFIRMATIVE COVENANTS

         As long as there remains any amount outstanding under the Subject Notes or if later, until the Termination Date, the Borrower shall, unless waived in writing by the Majority Lenders:

         6.1. Financial Statements and Reports. Furnish to the Lenders, at the times set forth below, the following financial statements, reports and information all in form and content satisfactory to the Lenders:

(a) As soon as available, but in any event within one hundred twenty (120) days after each fiscal year end, audited financial statements of RDOE with appropriate detail of the Borrower prepared on a consolidating and consolidated basis, certified by certified public accountants satisfactory to the Majority Lenders to have been prepared in accordance with GAAP consistently applied;

(a) As soon as available, but in any event within ninety (90) days after each fiscal year end, an annual operating budget and cash flow forecast for the Borrower and its Subsidiaries for the fiscal year immediately following such fiscal year end;

(a) As soon as available, but in any event within thirty (30) days after the last day of each monthly fiscal period (i) unaudited financial statements of the Borrower and its Subsidiaries consisting of a balance sheet and the related statements of income, retained earnings and cash flows prepared on a consolidated basis dated as of the last Business Day of such monthly fiscal period in form and detail as reasonably required by the Majority Lenders certified by the chief financial officer of the Borrower to have been prepared from the records of the Borrower on the basis of accounting principles consistently applied by the Borrower; (ii) a credit operations report prepared by the Borrower that includes, but is not limited to, portfolio delinquency trends and analysis, repossessed assets and inventory, delinquency roll-ups and charge back information;
         (iii) a report detailing the top 50 Succe$$Link preferred accounts and the top 100 Succe$$Link balance forward accounts indicating the percentage as a number of total accounts and the percentage of total outstanding dollars; (iv) a report detailing the top 50 Persons having more than one account with the Borrower indicating the percentages or number of total accounts and the percentage of total outstanding dollars; and (v) a portfolio delinquency report to include a separate schedule of the categories of notes, loans, leases and receivables pledged to the Lenders which report shall include, but not be limited to, a breakdown of 30, 60 and 90 day delinquencies.

(a) Within 30 days of each calendar month a completed Receivable Borrowing Base Certificate, in the form of Exhibit B attached hereto, dated as of the last day of such calendar month.

(a) Within 7 days of the last Business Day each week, a completed Receivable Borrowing Base Certificate, in the form of attached Exhibit C attached hereto, dated as of the last Business Day of such week.

(a) Promptly upon obtaining knowledge thereof, notice of the occurrence of any Default or Event of Default and of the violation by the Borrower of any law, rule or regulation, the non-compliance with which could be reasonably expected to be a Material Adverse Occurrence;

(a) To the extent applicable, promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Borrower shall file with the U.S. Securities and Exchange Commission, or any national securities exchange;

(a) Such other information concerning the business, operations and condition (financial or otherwise) of the Borrower as any Lender may reasonably request.

         6.2. Maintenance of Corporate Existence. Maintain and preserve its corporate existence.

         6.3. Taxes. Pay and discharge as the same shall become due and payable, all taxes, assessments and other governmental charges and levies against or on any of its property, as well as claims of any kind which, if unpaid, might become a Lien upon any of its properties, unless such tax, levy, charge assessment or Lien is being contested in good faith by the Borrower and is supported by an adequate book reserve. The Borrower shall make all required withholding deposits.

         6.4. Notices. As soon as practicable, give notice to the Lenders of:

(a) The commencement of any litigation relating to the Borrower which might reasonably result in a Material Adverse Occurrence or relating to the transactions contemplated by this Credit Agreement;

(a) The commencement of any material arbitration or governmental proceeding or investigation not previously disclosed to the Lenders which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or its property which might reasonably result in a Material Adverse Occurrence;

(a) Any Reportable Event or "prohibited transaction" or the imposition of a Withdrawal Liability, within the meaning of ERISA, in connection with any Plan and, when known, any action taken by the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation with respect thereto, and any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed to the Lenders which if determined adversely to the Borrower would constitute a Material Adverse Occurrence; and

(a)      Any Default or Event of Default under this Credit Agreement.

         6.5. Compliance with Laws. Carry on its business activities in substantial compliance with all applicable federal or state laws and all applicable rules, regulations and orders of all governmental bodies and offices having power to regulate or supervise its business activities. The Borrower shall maintain all material rights, liens, franchises, permits, certificates of compliance or grants of authority required in the conduct of its business. Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any liability or obligation under the common law of any jurisdiction or any Environmental Law.

         6.6. Books and Records; Investigation.

(a) Keep books and records reflecting all of its business affairs and transactions in accordance with GAAP consistently applied and permit the Lenders, and their representatives, at reasonable times and intervals, to visit all of its offices, discuss its financial matters with officers of the Borrower and its independent public accountants (and by this provision the Borrower authorizes its independent public accountants to participate in such discussions) and examine any of its books and other corporate records.

(a) Borrower agrees to permit Wells Fargo Business Credit to review and analyze the Collateral semi-annually (at the Borrower's expense not to exceed $7,500 annually) and acknowledges and agrees that Norwest may, based thereon, and upon thirty (30) Business Days prior notice to the Borrower, thereafter unilaterally amend the definition of Receivable Borrowing Base.

         6.7. Insurance. Procure and maintain insurance with financially sound and reputable insurers, insurance with respect to the Collateral and its other property against damage and loss by theft, fire, collision (in the case of motor vehicles) and such other risks as are required by the Lenders in an amount equal to the fair market value thereof and, in any event, in an amount sufficient to avoid the application of any coinsurance provisions and naming the Agent loss payee. The Borrower shall also procure and maintain other such insurance including workers compensation insurance, liability and business interruption insurance, and other insurance as the Majority Lenders may require and/or that may be required under any of the Loan Documents, all in such amounts as may be required by the Majority Lenders. Policies of all such insurance shall contain an agreement by the insurer to provide the Agent thirty (30) days prior written notice of cancellation and an agreement that the Agent's interest shall not be impaired or invalidated by any act or neglect of the Borrower nor by the occupation of properties owned or leased by the Borrower or other properties wherein the Collateral is located for purposes more hazardous than those permitted by such policies. The Borrower shall provide evidence of such insurance and the policies of insurance or copies thereof to any Lender upon request.

         6.8. Maintain Property. Maintain and keep its assets, property and equipment in good repair, working order and condition and from time to time make or cause to be made all needed renewals, replacements and repairs.

         6.9. Conduct of Business. Continue to engage primarily in the business being conducted on the date of this Credit Agreement.

         6.10. Custodial Agreement. Within twenty-five (25) days of the date of this Credit Agreement, the Borrower shall have entered into a custodial agreement with the Agent and RDOE, on terms and conditions satisfactory to the Lenders, whereby RDOE shall agree to maintain custody and control of chattel paper constituting Collateral for the benefit of the Lenders.

         6.11. Further Assurances. The Borrower agrees upon reasonable request by any Lender to execute and deliver such further instruments, deeds and assurances, including financing statements under the Uniform Commercial Code of North Dakota and/or any other relevant states, and to do such further acts as may be necessary or proper to carry out more effectively the purposes of this Credit Agreement and the Loan Documents and, without limiting the foregoing, to make subject to the liens and security interests of the Security Agreement and any other of the Loan Documents any property agreed to be subjected, or intended to be subject, or covered by the granting clauses of the Security Agreement or such other of the Loan Documents.

         6.12. ERISA Compliance. Comply in all material respects at all times with all applicable provisions of ERISA and the regulations and published interpretations thereunder.

         6.13. Credit and Collection Policy. Borrower will maintain, perform and comply with all material provisions of the Credit and Collection Policy, will make no change thereto without the prior written consent of the Lenders and will implement all changes thereto reasonably proposed by Lenders.

         6.14. Lockbox Agreement. Within 120 days of the date of this Credit Agreement, the Borrower shall have entered into a lockbox agreement with the Bank, and its related entities, whereby all receivables of the Borrower, including all Eligible Retail Receivables, are subject to such lockbox agreement all on terms and conditions satisfactory to the Lenders. The Borrower shall maintain and remain in compliance with the lockbox agreement until all of the obligations of the Borrower owing the Lenders are paid in full.

                              7. NEGATIVE COVENANTS

         As long as there remains any amount outstanding under the Subject Notes or if later, until the Termination Date, the Borrower shall not, unless waived in writing by the Majority Lenders:

         7.1. Consolidation; Merger; Sale of Assets; Acquisitions. Consolidate with or merge into or with any other entity; or sell (other than sales of inventory in the ordinary course of business or in connection with the Purchase and Contribution Agreement), transfer, lease or otherwise dispose of all or a substantial part of its assets; or acquire a substantial interest in another Person either through the purchase of all or substantially all of the assets of that Person or the purchase of a controlling equity interest in that Person.

         7.2. Liens. Create, incur, assume or suffer to exist any Lien or any of its property, real or personal, except (a) Liens in favor of the Lenders pursuant to this Credit Agreement; (b) Liens set forth on Schedule 7.2; (c) Liens for current taxes and assessments which are not yet due and payable; (d) sales of assets in connection with the Contract Purchase Program Agreement and
(e) Liens contemplated under Section 7.3(d).

         7.3. Additional Indebtedness. Create, incur, assume or suffer to exist any indebtedness except: (a) indebtedness in favor of the Lenders under this Credit Agreement; (b) current liabilities incurred in the ordinary course of business; (c) indebtedness existing on the date of this Credit Agreement and set forth in Schedule 7.3; and (d) unsecured intercompany loans from RDOE.

         7.4. Guaranties. Assume, guarantee, endorse or otherwise become liable in connection with the indebtedness of any other person or entity except endorsements of negotiable instruments for deposit or collection in the ordinary course of business.

         7.5. Change in Ownership or Business. Permit a material change in (a) the ownership or management of the Borrower as in effect on the date of this Credit Agreement, or (b) the line of business presently engaged in by the Borrower.

         7.6. Dividends. Declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such without the prior written approval of all the Lenders, except that provided no Default or Event of Default has occurred or is occurring under this Credit Agreement, Borrower may allocate earnings to RDOE.

         7.7. Investments; Subsidiaries. The Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or create or acquire any Subsidiary or make any investment or acquire any interest whatsoever in, any other Person, except:

(a) Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute the full faith and credit obligations of the United States of America having a maturity of one (1) year or less, commercial paper issued by a U.S. corporation rated "A-1" or "A-2" by Standard & Poor's Ratings Services or "P-1" or "P-2" by Moody's Investors Service, investments in money market mutual funds whose underlying assets are exclusively investments which would otherwise be permitted investments under this
         Section 7.7(a), or repurchase agreements, certificates of deposit or bankers' acceptances having a maturity of one (1) year or less issued by members of the Federal Reserve System having deposits in excess of $500,000,000 (which certificates of deposit or bankers' acceptances are fully insured by the Federal Deposit Insurance Corporation);

(a) Travel advances or loans to officers and employees of the Borrower (not including contracts made in the ordinary course of business with any such officers or employees) not exceeding at any one time an aggregate of $25,000;

(a) Advances in the form of progress payments, prepaid rent or security deposits;

(a) Existing investments as described in the financial statements previously delivered to the Lenders and investments described in
         Section 7.3(d);

(a) Investments constituting transactions made in the ordinary course of business of the Borrower.

(a) Investments in wholly-owned subsidiaries of the Borrower existing as of the date hereof; and

(a) Investments not otherwise permitted in this Section 7.7 not to exceed $250,000 in the aggregate (on a book value basis) at any time outstanding.

         7.8. Equity Ratio. Not permit its Equity Ratio to be less than 0.15 to
1.00 as measured
at the end of each fiscal quarter of the Borrower.

         7.9. After Tax Net Income. Not permit its After Tax Net Income to be less than One Dollar ($1) as measured at the end of each fiscal year of the Borrower.

                        8. EVENTS OF DEFAULT AND REMEDIES

         8.1. Events of Default. The term "Event of Default" shall mean any of the following events:

(a) The Borrower shall default in the payment when due, or if payable on demand, upon demand, of any principal or interest on any of the Subject Notes; or

(a) The Borrower shall default (other than a default in payment under subsection (a) above) in the due performance and observance of any of the covenants contained in any of the Loan Documents and such default (other than a default of the covenants in Section 7.8 or 7.9, as to which no notice or additional time shall be required to constitute an Event of Default) shall continue unremedied for a period of thirty (30) days after notice from the Majority Lenders to the Borrower thereof; or

(a) An event has occurred which would, at such time or with the passage of time, constitute an "event of default" (however legally styled) under any other loan obligation, lease, bond, debenture, security agreement, note, or instrument or agreement of the Borrower evidencing Debt and any applicable grace period specified in such agreement or evidence of Debt has expired; or

(a) The Borrower shall become insolvent or generally fail to pay or admit in writing its inability to pay its debts as they become due; or the Borrower shall apply for, consent to, or acquiesce in the appointment of a trustee, receiver or other custodian for itself or any of its property, or make a general assignment for the benefit of its creditors; or trustee, receiver or other custodian shall otherwise be appointed for the Borrower or any of its assets; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding shall be commenced by or against the Borrower; or the Borrower shall take any action to authorize, or in furtherance of, any of the foregoing; or

(a) Any representation or warranty set forth in this Credit Agreement or any other Loan Document shall be untrue in any material respect on the date as of which the facts set forth are stated or certified; or

(a)      The occurrence of any Material Adverse Occurrence; or

(a)      A Reportable Event (as defined under ERISA) shall have occurred; or

(a) The rendering against the Borrower of a final judgment, decree or order for the payment of money in excess of $500,000 (unless the payment of such judgment in the amount of such excess is insured), and the continuance of such judgment, decree or order unsatisfied for any 30 consecutive day period without a stay of execution.

(a)      The occurrence of a Change of Control; or

(a) The Majority Lenders shall in good faith deem themselves insecure. 8.2. Remedies; Cumulative. If an Event of Default described in Section 8.1
         (d) shall occur, the full unpaid balance of each of the Subject Notes (outstanding balance plus accrued interest) and all other obligations of the Borrower to the Lenders shall automatically be due and payable without declaration, notice, presentment, protest or demand of any kind (all of which are hereby expressly waived). If any other Event of Default shall occur and be continuing, the Agent shall, at the request of the Majority Lenders, or may, with the consent of the Majority Lenders declare the outstanding balance of the each of the Subject Notes and all other obligations of the Borrower to the Lenders to be due and payable without further notice, presentment, protest or demand of any kind (all of which are hereby expressly waived), whereupon the full unpaid amount of each of the Subject Notes and all other obligations of the Borrower to the Lenders shall become immediately due and payable. Upon any Event of Default, the Agent shall, at the request of, or with the consent of the Majority Lenders be entitled to exercise any and all rights and remedies available under any of the Loan Documents or otherwise available at law or in equity to collect the Subject Notes and all other obligations of the Borrower to the Lenders, to realize upon or otherwise pursue any and all Collateral and other security (including without limitation any and all guarantees) for the loans under this Credit Agreement and to, without notice to the Borrower, and without further action, apply any and all monies owing by the Lenders to the Borrower to the payment of the Subject Notes, and all other obligations of the Borrower hereunder, in such order as the Majority Lenders elect (subject to Section 3.6).

                                9. MISCELLANEOUS

         9.1. Waivers, Amendments. Except as otherwise specifically provided for herein, no amendment or waiver of any provision of this Credit Agreement or any other Loan Document, and no consent with respect to any departure therefrom by the Borrower, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the written request of the Majority Lenders) and the Borrower, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders, the Borrower and acknowledged by the Agent, do any of the following:

(a)      increase or extend the Commitment of any Lender;

(a) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any Loan Document;

(a) reduce the principal of, or the rate of interest specified herein on any Loan, or of any fees or other amounts payable hereunder or under any Loan Document;

(a) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action under any Loan Document;

(b)      amend this Section 9.1 or Section 2.5(g); or

(a)      release any Collateral or otherwise amend the Security Agreement;

and, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

         9.2. Notices. All communications and notices provided under this Credit Agreement shall be in writing and addressed or delivered to the Borrower or the Lenders at their respective addresses shown on the first page hereof, or to any party at such other address as may be designated by such party in a written notice to the other parties. Such notices shall be delivered by any of the following means: (i) mailing through the United States Postal Service, postage prepaid, by registered or certified mail, return receipt requested; (ii) delivery by reputable overnight delivery service including without limitation, and by way of example only: Federal Express, DHL, Airborne Express and Express Mail; or (iii) delivery by reputable private personal delivery service. Notices delivered in accordance with (i) above shall be deemed delivered the second Business Day after deposit in the mail; notices delivered in accordance with
(ii) above shall be deemed delivered the first Business Day after delivery to the delivery service; and notices delivered in accordance with (iii) above shall be deemed delivered the same Business Day as that specified by the notifying party to the delivery service.

         9.3. Costs and Expenses. The Borrower agrees to pay all expenses for the preparation of this Credit Agreement, including exhibits, and any amendments to this Credit Agreement as may from time to time hereafter be required, and the reasonable attorneys fees and legal expenses of counsel for the Lenders, from time to time incurred in connection with the preparation and execution of this Credit Agreement and any document relevant to this Credit Agreement, any amendments hereto or thereto, and the consideration of legal questions relevant hereto and thereto. The Borrower agrees to reimburse Lenders upon demand for, all out-of-pocket expenses (including reasonable attorneys fees and legal expenses) in connection with the Lenders' enforcement of the obligations of the Borrower hereunder or under any Subject Note or any other of the Loan Documents, whether or not suit is commenced including, without limitation, attorneys fees, and legal expenses in connection with any appeal of a lower court's order or judgment. The obligations of the Borrower under this Section 9.3 shall survive any termination of this Credit Agreement.

         9.4. Interest Limitation. All agreements between the Borrower and the Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced or secured thereby or otherwise, shall the rate of interest charged or agreed to be paid to the Lenders for the use, forbearance, loaning or detention of such indebtedness exceed the maximum permissible interest rate under applicable law ("Maximum Rate"). If for any reason or in any circumstance whatsoever fulfillment of any provision of this Credit Agreement and/or the Subject Notes, any document securing or executed in connection herewith or therewith, or any other agreement between the Borrower and the Lenders, at any time shall require or permit the interest rate applied thereunder to exceed the Maximum Rate, then the interest rate shall automatically be reduced to the Maximum Rate, and if the Lenders should ever receive interest at a rate that would exceed the Maximum Rate, the amount of interest received which would be in excess of the amount receivable after applying the Maximum Rate to the balance of the outstanding obligation shall be applied to the reduction of the principal balance of the outstanding obligation for which the amount was paid and not to the payment of interest thereunder. This provision shall control every other provision of any and all agreements between the Borrower and the Lenders and shall also be binding upon and applicable to any subsequent holder of any of the Subject Notes.

         9.5. Severability. Any provision of this Credit Agreement or any other of the Loan Documents executed pursuant hereto which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such portion or unenforceability without invalidating the remaining provisions of this Credit Agreement or such Loan Document or affecting the validity or enforceability of such provisions in any other jurisdiction.

         9.6. Cross-References. References in this Credit Agreement or in any other of the Loan Documents executed pursuant hereto to any Section are, unless otherwise specified, to such Section of this Credit Agreement or such Loan Document, as the case may be.

         9.7. Headings. The various headings of this Credit Agreement or of any other of the Loan Documents executed pursuant hereto are inserted for convenience only and shall not affect the meaning or interpretation of this Credit Agreement or such Loan Document or any provisions hereof or thereof.

         9.8. Governing Law; Venue; Waiver of Jury Trial. Each of the Loan Documents shall be deemed to be a contract made under and governed by the laws of the State of North Dakota (without regard to the laws of conflict of any jurisdiction) as to all matters, including without limitation, matters of validity, interpretation, construction, effect, performance and remedies. The Borrower hereby consents to the personal jurisdiction of the state and federal courts located in the State of North Dakota in connection with any controversy related to this Credit Agreement and any other of the Loan Documents, waives any argument that venue in such forums is not convenient and agrees that any litigation instigated by the Borrower against the Lenders in connection herewith or therewith shall be venued in the federal or state court that has jurisdiction over matters arising in Fargo, North Dakota. THE BORROWER AND LENDERS IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

         9.9. Successors and Assigns. This Credit Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that

Borrower may not assign or transfer its rights hereunder without the prior written consent of all the Lenders.

         9.10. Recitals Incorporated. The recitals to this Credit Agreement are incorporated into and constitute an integral part of this Credit Agreement.

         9.11. Multiple Counterparts. This Credit Agreement may be executed in one or more counterparts and by the different parties on separate counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

         9.12. Indemnity. In addition to the payment of expenses pursuant to
Section 9.3, the Borrower agrees to indemnify, defend and hold harmless the Lenders, and any of their participants, assignees, parent corporations, subsidiary corporations, affiliated corporations and successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the "Indemnitees"), from and against any of the following (collectively, "Indemnified Liabilities"):

(a) any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances or the Loans;

(a) any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in this Agreement proves to be incorrect in any respect or as a result of any violation of the covenant contained in this Agreement; and

(a) any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances or the Loans and the Loan Documents or the use or intended use of the proceeds of the Advances or the Loans.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee's request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower's sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower's obligation under this Section 9.12 shall survive the termination of this Credit Agreement and the discharge of the Borrower's other obligations hereunder.

         9.13. Prior Agreement Superseded; Complete Agreement. This Credit Agreement amends, restates, and supersedes the credit agreement dated as of July 15, 1999, between the Borrower and the Lenders. The Borrower shall be bound by and shall continue to comply with all documents previously executed and delivered to the Bank in connection with the credit agreement dated July 15, 1999, including, but not limited to, security agreements and financing statements, except to the extent that this Credit Agreement and the Loan Documents are inconsistent or conflicting with any such previous agreements or documents.

         9.14. Assignments; Participants; Waiver of Claims. Each Lender may sell, assign or grant a participation in the Subject Notes, in whole or in part and may disclose information relating to the Borrower or otherwise relevant to this Agreement, to such Persons and their financing sources ("Assignees"). No Assignee shall be deemed a partner or agent of such Lender. The Borrower irrevocably agrees that any claims it may have or may assert against either of the Lenders for breach of contract (or related tort claims) shall be personal to such Lender and shall not be asserted by way of direct claim or offset against any Assignee or irrevocably waives any right it otherwise may have, now or hereafter, to assert any such claim). The Borrower acknowledges that the Assignees shall rely on the foregoing waiver and agreement.

         9.15. The Agent.

(a) Each Lender hereby irrevocably (subject to Section 9.15(j)) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Credit Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(a) The Agent may execute any of its duties under this Credit Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

(b) None of the Indemnitees of the Agent, nor the Agent shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Credit Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Credit Agreement or any other Loan Document, or for the value of any collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Indemnitees of the Agent, nor the Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Borrower's Subsidiaries or Affiliates.

(a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(a) For purposes of determining compliance with the conditions specified in Sections 5.1 and 5.2, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Advance specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or such Lender shall not have made available to the Agent such Lender's ratable portion of such Advance.

(a) The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Lenders in accordance with Section 8.2; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

(a) Each Lender expressly acknowledges that none of the Indemnitees of the Agent, nor the Agent has made any representation or warranty to it that any act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries shall be deemed to constitute any representation or warranty by any such party to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Indemnitee of the Agent or the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Credit Agreement and extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any Indemnitee of the Agent or the Agent.

(b) Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand the Indemnitees of the Agent and the Agent (to the extent not reimbursed by or on behalf of the

         Borrower and without limiting the obligation of the Borrower to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the related Agent) be imposed on, incurred by or asserted against any such Person any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Indemnitees of the Agent or the Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person's gross negligence or willful misconduct. Without limitations of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable fees and costs of attorneys) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other governmental authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including reasonable fees and costs of attorneys). The obligation of the Lenders in this Section shall survive the payment of all obligations hereunder and the resignation or replacement of the Agent.

(a) Subject to the limitations in Sections 7.2 and 7.3 hereof, ACC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though ACC were not the Agent hereunder and without notice to or consent of the Lenders, except as otherwise limited by this Credit Agreement. The Lenders acknowledge that, pursuant to such activities, ACC or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliates) and


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


         acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, ACC shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include ACC in its individual capacity.

(a) The Agent may, and at the request of the Majority Lenders shall, resign as Agent upon 30 days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 9.15 and Sections 9.3 and 9.12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

         9.16. Set-off. Subject to Section 2.5(g) hereof, in addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all Borrower deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Credit Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 9.16 are in addition to the other rights and remedies (including other rights of set-off) which the Lender may have.

         IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


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


                                         RDO FINANCIAL SERVICES CO.,
                                         a North Dakota corporation

                                         By:  /s/ Steven B. Dewald
                                              ----------------------------------
                                         Its: Senior Vice President
                                              ----------------------------------



                                         AG CAPITAL COMPANY,
                                         a Delaware corporation

Receivable Commitment = $5,000,000       By:  /s/ Todd D. Zabel
                                              ----------------------------------
                                         Its: Loan Officer
                                              ----------------------------------



                                         NORWEST BANK NORTH DAKOTA, N.A.
                                         a national banking association

Receivable Commitment = $15,000,000      By:  /s/ David L. Johnson
                                              ----------------------------------
                                         Its: Assistant Vice President
                                              ----------------------------------


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